EXHIBIT 10.12

                               KRONOS INCORPORATED
                                SUMMARY OF TERMS
                      SENIOR EXECUTIVE RETENTION AGREEMENT

1. Nature of Agreement. This Agreement is not an employment contract and does not specify any terms or conditions of employment. It provides for certain severance benefits to the Executive in the event his employment is terminated under specified circumstances following a Change in Control of the Company.

2. Term of Agreement. This Agreement takes effect upon execution and expires on October 4, 2005; provided that (i) it is subject to automatic one-year extensions unless prior notice of termination is given by the Company and
     (ii) the Executive is entitled to the severance benefits provided therein if a Change in Control occurs during the term of this Agreement and the Executive's employment is terminated under specified circumstances within 36 months after such Change in Control.

3.   Key Definitions.

a. Change in Control means, in summary: (i) the acquisition by a party or a group of 20% or more of the outstanding stock of the Company; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation or dissolution of the Company.

b. Cause means, in summary: (i) the Executive's willful and continued failure to substantially perform his reasonable assigned duties (which failure continues after a 90-day cure period); or (ii) the Executive's willful engagement in illegal conduct or gross misconduct injurious to the Company.

c. Good Reason means, in summary, a good faith determination by the Executive that there has occurred (i) a diminution in the Executive's position, authority or responsibilities; (ii) a reduction in his salary or benefits;
     (iii) a relocation of the Executive; or (iv) a breach of an employment contract with the Executive. In addition, a resignation by the Executive, for any reason, during the 30-day period immediately following the one-year anniversary of the Change in Control shall be deemed to be a termination for Good Reason.

4.   Severance Benefits.

a. Termination Without Cause or for Good Reason Within 12 Months of a Change in Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within 12 months of a Change in Control, the Executive shall receive (i) accrued compensation (including a pro rata bonus payment) through the date of termination; (ii) a payment equal to three times the sum of the Executive's highest base salary and highest bonus for any year during the five-year period prior to the Change in Control, payable, at the prior written election of the Executive, in cash, either (A) in one lump sum, within 30 days after the Executive's termination or (B) in 36 equal monthly installments, with an annual interest rate on the unpaid principal balance equal to the minimum applicable Federal rate in effect on the Date of Termination, beginning 30 days after the Executive's termination; (iii) a continuation of all employee benefits during the twelve-month period following employment termination; and (iv) any other post-termination benefits which the Executive is eligible to receive under any plan or program of the Company.

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b.   Termination  Without  Cause or for Good Reason  Following 12 Months After a
     Change in Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason on a date that is greater than 12 months following a Change in Control, the Executive shall receive (i) accrued compensation (including a pro rata bonus payment) through the date of termination; (ii) a payment equal to two times the sum of the Executive's highest base salary and highest bonus for any year during the five-year period prior to the Change in Control, payable, at the prior written election of the Executive, in cash, either (A) in one lump sum, within 30 days after the Executive's termination or (B) in 24 equal monthly installments, with an annual interest rate on the unpaid principal balance equal to the minimum applicable Federal rate in effect on the Date of Termination, beginning 30 days after the Executive's termination; (iii) a continuation of all employee benefits during the twelve-month period following employment termination; and (iv) any other post-termination benefits which the Executive is eligible to receive under any plan or program of the Company.

c. Other Employment Terminations. In general, if the Executive's employment terminates for any other reason following a Change in Control, the Executive shall receive only the benefits described in clauses (i) and (iv) of the preceding paragraphs (provided that the pro rata bonus payment shall not be made in the event of a termination by the Company for Cause).

d. Tax Treatment. The Internal Revenue Code imposes certain tax penalties on both the Company and the Executive if the amount of severance payments to the Executive following a Change in Control exceeds certain limits (generally three times the average of the Executive's compensation over the previous five years). The Retention Agreement provides that the amount of severance benefits payable to the Executive shall be reduced by an amount necessary to avoid triggering the penalty taxes only if such reduction results in greater net after-tax benefits to the Executive.

e. No Mitigation. The severance benefits payable to the Executive are not reduced by payments received by the Executive from a subsequent employer.

5. Expenses. The Company must pay, as incurred, all expenses which the Executive reasonably incurs as a result of any dispute relating to this Agreement (regardless of the outcome of such dispute). In addition, the Company is obligated to continue to pay to the Executive his base salary and benefits during the pendency of such a dispute; following the resolution of such dispute, the payments to the Executive during such dispute shall either be deducted from the benefits to which the Executive is entitled or repaid to the Company.


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                               KRONOS INCORPORATED

                      Senior Executive Retention Agreement


     THIS SENIOR EXECUTIVE RETENTION AGREEMENT, by and between Kronos Incorporated, a Massachusetts corporation (the "Company"), and [_________________] (the "Executive") is made as of October 5, 2000 (the "Effective Date").

     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

1.   Key Definitions.

     As used herein, the following terms shall have the following respective meanings:

1.1 "Change in Control" means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or
     (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and
     (ii) of subsection (c) of this Section 1.1; or

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(b)  such time as the Continuing  Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2 "Change in Control Date" means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

1.3  "Cause" means:

(a) the Executive's willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 90 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive's duties; or

(b) the Executive's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

1.4 "Good Reason" means the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (a) through (g) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

(a) the assignment to the Executive of duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the "Measurement Date"), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(b) a reduction in the Executive's annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a "Benefit Plan") in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

(d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive's principal residence immediately prior to the Measurement Date and (ii) more than 35 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

(e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by
     Section 6.1;

(f) a purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a); or

(g) any failure of the Company to pay or provide to the Executive any portion of the Executive's compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

(h) In addition, the termination of employment by the Executive for any reason or no reason during the 30-day period beginning on the first anniversary of the Change in Control Date shall be deemed to be termination for Good Reason for all purposes under this Agreement.

     The Executive's right to terminate his employment for Good Reason shall be made in good faith and shall not be affected by his incapacity due to physical or mental illness.

1.5 "Disability" means the Executive's absence from the full-time performance of the Executive's duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 36 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 and 5.3 if the Executive's employment with the Company terminates within 36 months following the Change in Control Date. "Term" shall mean the period commencing as of the Effective Date and continuing in effect through October [_], 2005; provided, however, that commencing on October [_], 2005 and each October [_] thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3.   Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to
     Section 1.2.

3.2  Termination of Employment.

(a) If the Change in Control Date occurs during the Term, any termination of the Executive's employment by the Company or by the Executive within 36 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the "Notice of Termination"), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive's death, or the date of the Executive's death, as the case may be. In the event the Company fails to satisfy the requirements of
     Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive's employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors' intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination. Any such Notice of Termination for Cause must be approved by an affirmative vote of two-thirds of the members of the Board of Directors.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

4.   Benefits to Executive.

4.1 Compensation. If the Change in Control Date occurs during the Term and the Executive's employment with the Company terminates within 36 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason Within 12 Months of the Change in Control Date. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or Death), by the Executive for Good Reason within 12 months of the Change in Control Date or by the Executive in accordance with Section 1.4(h), then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive, at the prior written election of the Executive tendered to the Company on or before the Change in Control Date, in cash, either (A) in one lump sum, within 30 days after the Executive's termination or (B) in 36 equal monthly installments, with an annual interest rate on the unpaid principal balance equal to the minimum applicable Federal rate in effect on the Date of Termination, beginning 30 days after the Date of Termination, the aggregate of the following amounts:

(1)  the sum of (A) the Executive's base salary through the Date of Termination,
     (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the "Accrued Obligations"); and

(2) the amount equal to (A) three multiplied by (B) the sum of (x) the Executive's highest annual base salary for any year during the five-year period prior to the Change in Control Date and (y) the Executive's highest annual bonus for any year during the five-year period prior to the Change in Control Date.

(ii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(iii)to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

(iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(b) Termination Without Cause or for Good Reason Following 12 Months After the Change in Control Date. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason (other than a termination by the Executive in accordance with Section 1.4(h) hereof) on a date which is more than 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive, at the prior written election of the Executive tendered to the Company on or before the Change in Control Date, in cash, either (A) in one lump sum, within 30 days after the Executive's termination or (B) in 36 equal monthly installments, with an annual interest rate on the unpaid principal balance equal to the minimum applicable Federal rate in effect on the Date of Termination, beginning 30 days after the Date of Termination, the aggregate of the following amounts:

(1)  the sum of (A) the Executive's base salary through the Date of Termination,
     (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the "Accrued Obligations"); and

(2) the amount equal to (A) two multiplied by (B) the sum of (x) the Executive's highest annual base salary for any year during the five-year period prior to the Change in Control Date and (y) the Executive's highest annual bonus for any year during the five-year period prior to the Change in Control Date.

(ii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(iii)to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

(iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(c) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive's employment with the Company is terminated by reason of the Executive's death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), at the prior written election of the Executive tendered to the Company on or before the Change in Control Date, in cash, either (A) in one lump sum, within 30 days after the Executive's termination or (B) in 36 equal monthly installments, with an annual interest rate on the unpaid principal balance equal to the minimum applicable Federal rate in effect on the Date of Termination, beginning within 30 days after the Date of Termination, the Accrued Obligations and
     (ii) timely pay or provide to the Executive the Other Benefits.

(d) Termination for Cause. If the Company terminates the Executive's employment with the Company for Cause within 36 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive's annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

(e) Effect of Failure to Make Election. In the event the Executive fails to make an election with respect to the payment of amounts payable pursuant to
     Section 4.1(a)(i) or (a)(ii) hereof on or before the Change in Control Date, the Company shall pay such amounts due to the Executive hereunder in one lump sum, within 30 days after the Executive's termination.

4.2  Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.2(b), in the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall not be obligated  to  provide  to the  Executive  a  portion  of  any  "Contingent
     Compensation Payments" (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any "excess parachute payments" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) for the Executive. For purposes of this Section 4.2, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury
     Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

(b) Notwithstanding the provisions of Section 4.2(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.2(b) shall be referred to as a "Section 4.2(b) Override." For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 4.2 the following terms shall have the following respective meanings:

(i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in
     Section 280G(c) of the Code) and that is contingent  (within the meaning of
     Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the "Potential Payments") shall not be made until the dates provided for in this Section 4.2(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and
     (iii) whether the Section 4.2(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.2(b) Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that he agrees with the Company's determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company's determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.2(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal (or if unavailable, by such other nationally recognized financial publication published daily) compounded monthly from the date that such payments originally were due.

(f) The provisions of this Section 4.2 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii) or (b)(ii), the amount of any payment or benefits provided for in this
     Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

4.4 Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or Death), or the Executive terminates employment for Good Reason, within 36 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive's choosing up to an aggregate of $12,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive's employment or (ii) the date the Executive secures full time employment.

5.   Disputes.

5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5.3 Compensation During a Dispute. If the Change in Control Date occurs during the Term and the Executive's employment with the Company terminates within 36 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which he is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue
     (a) to pay to the Executive his base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them, if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator's award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments made to the Executive under clause
     (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

6.   Successors.

6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Kronos Incorporated, 297 Billerica Road. Chelmsford, Massachusetts, 01824 (Attn: General Counsel) and to the Executive at [_____________] (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8.   Miscellaneous.

8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive's employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the
     Commonwealth  of   Massachusetts,   without  regard  to  conflicts  of  law
     principles.

8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

8.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Senior Executive Employee Retention Agreement as of the day and year first set forth above.



                                       KRONOS INCORPORATED



                                       By:________________________________
                                       Name:
                                       Title:




                                       -----------------------------------
                                       [Insert Name of Executive]

--------------------------------------------------------------------------------
                            Schedule to Exhibit 10.12
--------------------------------------------------------------------------------
Name                    Date of Agreement     Length of Agreement
--------------------------------------------------------------------------------
Mark S. Ain            October 5, 2000        36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Aron Ain               October 5, 2000        36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Paul Lacy              October 5, 2000        36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
James Kizielewicz      February 11, 2002      36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Peter George           December 8, 2003       36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Laura Vaughan          December 8, 2003       36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Joseph DeMartino       December 8, 2003       36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------
Lloyd Bussell          October 5, 2000        36 months after Change in Control
                                              as defined in Section 3.a.
--------------------------------------------------------------------------------